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                                                                     Exhibit 5.1
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                               January 31, 2000

Inktomi Corporation
4100 E. Third Avenue
Foster City, CA  94404

     Re:  Registration Statement on Form S-8
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Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about February 1, 2000 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 1,500,000 shares of your Common Stock (the "Shares") under the 1998 Nonstatutory Stock Option Plan (the "Stock Plan"). As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Stock Plan.

     It is our opinion that, when issued and sold in the manner described in the Stock Plan and pursuant to the agreements which accompany each grant under the Stock Plan, the Shares will be legally and validly issued, fully-paid and non-assessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                                       Very truly yours,

                                       WILSON SONSINI GOODRICH & ROSATI
                                       Professional Corporation

                                       /S/ WILSON SONSINI GOODRICH & ROSATI